Exhibit(d)(6)


                SCUDDER FLAG INVESTORS COMMUNICATIONS FUND, INC.
                       AMENDMENT TO SUB-ADVISORY AGREEMENT


         This amendment to the Sub-Advisory Agreement is made effective as of 13th day of December, 2004 by and among Scudder Flag Investors Communications Fund, Inc., a Maryland corporation (the "Company," and each series of the Company, a "Fund"), Investment Company Capital Corp., a Maryland corporation (the "Advisor") and Alex. Brown Investment Management, a Maryland limited partnership (the "Subadvisor").

         WHEREAS, Advisor and Subadvisor entered into a Sub-Advisory Agreement dated June 4, 1999, and was amended September 1, 2000 and May 1, 2002 (the "Amended Agreement"), setting forth the terms and conditions under which Advisor has engaged Subadvisor to provide subadvisory services with respect to the Flag Investors Communications Fund, Inc.; and

         WHEREAS, Advisor and Subadvisor desire to further amend the Amended Agreement;

         WHEREAS, Subadvisor has changed legal form from a Maryland limited partnership to a Maryland Limited Liability Company ("LLC");

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby revised the Amended Agreement as follows:

         1. As used in the Amended Agreement, the term "Subadvisor" refers to "Alex. Brown Investment Management, LLC", a Maryland LLC.



         IN WITNESS THEREOF, the parties hereto have caused this Amended Amendment to be executed by their duly authorized officers effective as of the date first written above.



Scudder Flag Investors Communications Fund, Inc.

By:      /s/Bruce A. Rosenblum

Name:    Bruce A. Rosenblum
Title:   Assistant Secretary



Investment Company Capital Corp.           Alex. Brown Investment Management

By:      /s/ Jeff Engelsman                By:     /s/ Bruce E. Behrens

Name:    Jeff Engelsman                    Name:   Bruce E. Behrens
Title:   Assistant Secretary               Title:  Vice President and Principal